Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)
Boise Cascade Company
(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value	Rule 457(c) and Rule 457(h)	1,528,057	$93.35	$142,644,120.95	0.0001531	$21,838.81
Total Offering Amounts					$142,644,120.95		$21,838.81
Total Fee Offsets							$—
Net Fee Due							$21,838.81

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plans as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.
(2)Pursuant to Rule 457(h) and Rule 457(c) of the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is estimated to be $93.35, based on the average of the high sales price ($94.46) and the low sales price ($92.23) per share of the registrant’s common stock as reported by the New York Stock Exchange on May 1, 2025.